DISTRIBUTION AGREEMENT

BETWEEN

GPS FUNDS II

AND

 ASSETMARK BROKERAGE, LLC
This DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of the 31st day of October, 2016, by and between GPS FUNDS II (the “Trust”), a Delaware statutory trust, on behalf of each of its separate series of shares (each a “Fund” and collectively, the “Funds”) as set forth on Annex A hereto, as amended from time to time, and ASSETMARK BROKERAGE, LLC (the “Distributor”), a Delaware limited liability company.
WHEREAS, the Trust is engaged in business as an open-end management investment company, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and is so registered with the U.S. Securities and Exchange Commission (the “SEC”) under the  provisions of the 1940 Act;
WHEREAS, the Trust has adopted a distribution plan in respect to shares of the Funds pursuant to Rule 12b-1 under the 1940 Act (the “12b-l Plan”);
WHEREAS, the Distributor is a registered broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and member of the Financial Industry Regulatory Authority (“FINRA”) and is engaged in the business of promoting the distribution of the securities of investment companies; and
WHEREAS, the Distributor served as the principal underwriter in connection with the offering and sale of the shares of beneficial interest of the Fund (the “Shares”) pursuant to a distribution agreement dated August 15, 2014 (the “Old Distribution Agreement”);
WHEREAS, in connection with a change in ownership of the Distributor effective on the date first written above, the Old Distribution Agreement terminated automatically as required under the 1940 Act; and
WHEREAS, the Board of Trustees of the Trust has approved this Agreement to replace the Old Distribution Agreement and the Trust, on behalf of the Fund, desires to retain the Distributor as principal underwriter in connection with the offering and sale of the shares of beneficial interest of the Fund (the “Shares”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, the parties mutually covenant and agree with each other as follows:
1. Appointment of Distributor.  The Trust, on behalf of each Fund, hereby appoints the Distributor as agent of each Fund to effect the sale and public distribution of the Shares on the terms and at the public offering price described in Section 3.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Trust under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

2.           Services and Duties of the Distributor.
(a)   The Trust shall sell Shares through the Distributor under the terms and conditions set forth in this Agreement.  The Trust may also sell Shares directly, without the use of the Distributor, in accordance with applicable law, including, but not limited to:  (a) Shares issued or sold in connection with the merger or consolidation of any other investment company with a Fund or the acquisition by purchase or otherwise of all or substantially all the assets of any investment company or substantially all the outstanding shares of any such company by a Fund; (b) Shares which may be offered by a Fund to its shareholders for reinvestment of cash distributed from capital gains or net investment income of a Fund; (c) Shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Prospectus, or (d) the sale of Shares to any person in a transaction which is exempt from registration under the 1933 Act.

(b)   The distribution of the Shares to the public shall be effected by the Distributor through various financial institutions that are permitted by law to offer and sell the Shares to the public ("Eligible Financial Institutions") pursuant to agreements that provide that any Eligible Financial Institution shall indemnify and hold harmless the Funds so that in no event shall the Funds have any responsibility or liability to any person whatsoever on account of the acts and statements of any Eligible Financial Institution not contained in the Prospectus or sales literature or advertising material approved by the Fund.  The Distributor shall have the right to select the Eligible Financial Institutions to whom the Shares will be offered by it, subject to the express provisions of this Agreement, applicable securities laws and regulations, the Trust's Agreement and Declaration of Trust and Bylaws and the Prospectus.

(c)   During the continuous public offering of Shares, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of the Shares and will promptly forward all orders to the Trust or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  The Trust or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.
(d)   The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Trust.

(e)   The Distributor may prepare and distribute sales literature and other materials related to the Funds as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable laws and regulations and approved by the Trust prior to use.  The Distributor will conduct reviews of sales literature and other materials, and submit required filings with FINRA.

(f)   The Distributor agrees to use commercially reasonable efforts in connection with the distribution of the Shares, but shall not be obligated to sell any certain number of Shares.

(g)   The Distributor shall prepare reports for the Board of Trustees of the Trust (the "Board") regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

(h)   The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

3.           Public Offering Price.  The public offering price is the net asset value per Share, unless otherwise stated in the Prospectus.  The net asset value of the Shares shall be determined by the Funds or such other persons as the Board may designate.  The determination shall be made in accordance with the Prospectus.
4.           Compensation.  For its services under this Agreement, the Distributor shall be entitled to receive a selling commission, and /or fees pursuant to any Distribution Plans adopted pursuant to Rule 12b-1 which may from time to time be in effect with respect to one or more Funds, as may be stated in the Prospectus.  The Distributor may make payments to others from such amounts in accordance with any agreement or Distribution Plan then in effect.
5.           Expenses.  The Funds shall each bear all their respective costs and expenses in connection with the registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with their shareholders, including: (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of all registration statements and prospectuses and amendments thereto, as well as related advertising and sales literature; and (iii) costs and expenses of the preparation, printing and mailing of annual interim reports, proxy materials and other communications to shareholders of the Funds.
6.           Anti-Money Laundering.  Each party to this Agreement hereby agrees to abide by and comply in all material respects with all relevant anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended, and the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations, including any new or additional anti-money laundering laws or regulations.  Each party to this Agreement agrees that it will take such further steps, and cooperate with the other party as may be reasonably necessary, to facilitate such compliance.
7.           Duration and Termination.
      (a)  This Agreement shall become effective with respect to each Fund listed on Annex A hereto as of the date of this Agreement and, with respect to each Fund not listed on Annex A hereto as of that date, on the date an amendment to Annex A hereto relating to that Fund is executed.  This Agreement shall continue in effect for a period of more than one year from its effective date only as long as such continuance is approved, at least annually, by the Board of Trustees of the Trust, including a majority of those Trustees who are not Interested Persons of any party to this Agreement voting in person at a meeting called for the purpose of voting on such approval.

      (b)  Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty by the vote of the Board, including a majority of those Trustees who are not Interested Persons of any party to this Agreement on not less than 60 days written notice to the Distributor.  This Agreement shall automatically terminate in the event of its assignment.

8.           Interpretation and Construction.  For purposes of this Agreement, the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation.”  The Annexes to this Agreement are part of this Agreement.  References to Section are to Sections of this Agreement unless expressly stated otherwise.  Headings of Sections are for reference only and do not affect the meaning or interpretation of this Agreement.  All references to dollars are to United States dollars.  This Agreement is the product of negotiation by the parties to this Agreement, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with respect to one party than with respect to any other party.  In addition, the capitalized terms “Interested Persons,” “Assignment” and “Majority of the Outstanding Voting Securities” shall have the respective meanings specified in the 1940 Act.
9.           Confidentiality.  During the term of this Agreement, the Distributor and the Funds may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel and clients.  Each party will protect the other’s confidential information with at least the same degree of care it uses with respect to its own confidential information, and will not disclose the other party’s confidential information other than to comply with applicable laws and regulations, including any demand of any regulator or taxing authority having jurisdiction.
10.         Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by facsimile (and immediately after transmission, receipt of which has been confirmed by telephone by the sender), sent by e-mail (and immediately after transmission, receipt of which has been confirmed by telephone by the sender) or when delivered by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier service addressed as follows:
If to the Trust, to:

GPS Funds II
1655 Grant Street, 10th Floor
Concord, CA 94520

Attention: Carrie E. Hansen, President
Facsimile: (925) 521-1050
E-mail: Carrie.Hansen@assetmark.com

If to the Distributor, to:

AssetMark Brokerage, LLC
1655 Grant Street, 10th Floor
Concord, CA 94520

Attention: Nadine Lucas
Facsimile: (866) 632-1291
E-mail: Nadine.Lucase@assetmark.com
     11.       Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
12.         Entire Agreement; Amendments.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trust.  If required under the 1940 Act, any such amendment must be approved by the Board, including a majority of those Trustees who are not Interested Persons of any party to this Agreement, voting in person at a meeting called for the purpose of voting on such amendment or by the vote of a Majority of the Outstanding Voting Securities of each of the Funds.
13.         Execution in Counterparts.  This Agreement may be executed in two or more counterparts, which may be delivered by means of facsimile or e-mail (or another electronic means such as a PDF file), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
14.         Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
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IN WITNESS WHEREOF, GPS FUNDS II, on behalf of each of its separate series of shares as set forth in Annex A, ASSETMARK BROKERAGE, LLC have caused this Agreement to be signed by their duly authorized officers as indicated below.
GPS FUNDS II

________________________________
Name: Carrie E. Hansen
Title: President
Date:

ASSETMARK BROKERAGE, LLC

________________________________
Name: Carrie E. Hansen
Title: President
Date:

[Signature Page to Distribution Agreement]

ANNEX A
GuidePath® Growth Allocation Fund
GuidePath® Conservative Allocation Fund
GuidePath® Tactical Allocation Fund
GuidePath® Absolute Return Allocation Fund
GuideMark® Opportunistic Fixed Income Fund
GuidePath® Multi-Asset Income Allocation Fund
GuidePath® Fixed Income Allocation Fund
GuidePath® Managed Futures Strategy Fund